UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 23, 2018

ALLISON TRANSMISSION HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35456	26-0414014
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Allison Way, Indianapolis, Indiana	46222
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (317) 242-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 23, 2018, Allison Transmission, Inc., a wholly owned subsidiary of Allison Transmission Holdings, Inc. (the “Company”), entered into a Severance and Change in Control Agreement (the “Agreement”) with David S. Graziosi. Mr. Graziosi currently serves as the Company’s President, Chief Financial Officer and Assistant Secretary. As previously disclosed, effective June 1, 2018, the Board of Directors of the Company (the “Board”) appointed Mr. Graziosi to serve as Chief Executive Officer. Except as described below, the Agreement replaces and supersedes Mr. Graziosi’s existing employment agreement with Allison Transmission, Inc., dated December 20, 2016 (the “Prior Agreement”), in its entirety.

The Agreement provides that, upon termination of Mr. Graziosi’s employment without cause or Mr. Graziosi’s resignation of employment for good reason (each a “Qualifying Termination”), Mr. Graziosi will be entitled to receive (i) severance payments equal to two times the sum of his annual base salary and the greater of (x) the average annual bonus earned by him for the three years prior to the year of termination and (y) his target annual bonus; (ii) continued healthcare coverage for 24 months; and (iii) extension of the post-termination exercise period of any stock options granted under the Company’s equity compensation plans until the second anniversary of such termination, subject, in each case, to Mr. Graziosi executing a general release of claims against the Company. In addition, any cash retention awards and equity or equity-based awards granted under the Company’s equity compensation plans prior to the effective date of the Agreement will be treated in accordance with the documents governing such awards or as otherwise provided in the Prior Agreement, as applicable.

If Mr. Graziosi’s Qualifying Termination occurs within two years following a change in control, Mr. Graziosi will be entitled to receive, in addition to the severance payments and benefits described above, (i) an additional payment equal to one times the sum of his annual base salary and the greater of (x) the average annual bonus earned by him for the three years prior to the year of termination and (y) his target annual bonus; and (ii) continued healthcare coverage for an additional 12 months.

If Mr. Graziosi’s employment is terminated due to his disability or death, he will be entitled to receive the greater of (x) the average annual bonus earned by him for the three years prior to the year of termination and (y) his target annual bonus, in each case, pro-rated for his partial year of service, subject, in the event of his termination due to disability, to Mr. Graziosi executing a general release of claims against the Company.

As a condition to the effectiveness of the Agreement, Mr. Graziosi will execute a Confidentiality, Restrictive Covenant and Proprietary Rights Agreement which contains provisions regarding the protection of confidential information, assignment of inventions and a covenant pursuant to which Mr. Graziosi has agreed not to compete with the Company, Allison Transmission, Inc. or its subsidiaries during the term of his employment and for 24 months following his termination for any reason.

In addition, on March 23, 2018, the compensation committee of the Board approved an increase in Mr. Graziosi’s annual base salary to $800,000, effective as of the date he commences service as the Company’s Chief Executive Officer.

The above description of the Agreement is qualified in its entirety by reference to the Agreement which is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Severance and Change in Control Agreement, between Allison Transmission, Inc. and David S. Graziosi, dated as of March 23, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allison Transmission Holdings, Inc.
Date: March 23, 2018

	By:	/s/ Eric C. Scroggins
	Name:	Eric C. Scroggins
	Title:	Vice President, General Counsel and Secretary